Exhibit 99

                      Direct General Corporation Announces
      Appointments of President and a Vice President of Agency Operations


    NASHVILLE, Tenn.--(BUSINESS WIRE)--May 3, 2005--Direct General Corporation (Nasdaq: DRCT) today announced the appointments of Ms. Tammy R. Adair as President of Direct General Corporation and Mr. Kenneth A. Collom as Vice President of Agency Operations. "These appointments by the Board will support and strengthen the management and leadership of Direct," stated William Adair, founder, Chairman and Chief Executive Officer.
    "Tammy has been instrumental in the formation and development of Direct. Her extensive insurance industry knowledge and depth of operational experience, especially in the area of claims, have been invaluable to Direct," said Mr. Adair. "I look forward to this new phase of the close professional relationship she and I have developed together over the years."
    Ms. Adair joined Direct in 2002 as Executive Vice President and she brought with her an extensive knowledge of the insurance and financial services industries. Prior to joining Direct, Ms. Adair served over ten years as a founding partner in a Memphis-based law firm, which provided legal services to Direct. Ms. Adair dedicated her practice to advising and servicing members of the insurance and premium finance industries, which included insurance defense litigation, claims handling, regulatory compliance, employment law, corporate governance, acquisitions and other legal and operational aspects of these industries. Ms. Adair graduated from the University of Memphis with a Bachelors Degree in Business Administration and a Major in Accounting before earning her Juris Doctorate in 1990 from the Cecil C. Humphrey School of Law at the University of Memphis.
    Mr. Collom joined Direct in July 2003 and brought with him a variety of retail sales and operations experience. Prior to Direct, Mr. Collom's tenure with an international financial services company included serving as Deputy Managing Director of that company's United Kingdom division and also serving as its Vice President of U.S. Operations. Since joining Direct, Mr. Collom has overseen the Company's development of new products and services, particularly as related to our non-insurance product initiatives. Such products have included the highly successful introduction of the Direct Visa(C) debit card and the initial launch of Direct Cash Advance, a short-term consumer lending operation. "His intimate and in-depth knowledge of our customer has allowed him to quickly focus our efforts on what we think are the most highly effective new initiatives," said Jackie Adair, Executive Vice President and Chief Operating Officer.
    Mr. Collom graduated from Arizona State University with a Bachelor of Science degree in finance in 1984. He earned his Masters in Business Administration degree from the Peter F. Drucker Graduate School of Management at Claremont Graduate University in 1988. Mr. Collom is a licensed producer for property and casualty insurance as well as life insurance in the state of Tennessee and holds non-resident licenses in all other states where Direct sells insurance.

    GENERAL INFORMATION

    Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services through neighborhood sales offices staffed primarily by employee-agents. Direct's operations are concentrated primarily in the southeastern part of the United States. Additional information about Direct can be found online at http://www.direct-general.com.


    CONTACT: Direct General Corporation, Nashville
             William J. Harter, 901-541-3399
             Fax: 901-366-3875
             Email:  bill.harter@directins.com